September 30, 1999




        Management Statement Regarding Compliance With Certain Provisions
                      of the Investment Company Act of 1940

We, as members of management of the Farmers Investment Trust (the "Trust", comprised of the Income Portfolio, Growth Portfolio, Balanced Portfolio, Income with Growth Portfolio, and the Growth with Income Portfolio, the "Portfolios") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2
(b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

We have performed an evaluation of the Portfolios' compliance with requirements of sub-sections (b) and (c) of Rule 17f-2 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2 (b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 21, 1999 and for the period from March 8, 1999 through April 21, 1999. Based on this evaluation, we assert that the Portfolios were in compliance with the provisions of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2(b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 21, 1999, and for the period from March 8, 1999 through April 21, 1999 with respect to securities reflected in the investment accounts of the Portfolios.

Very truly yours,

FARMERS INVESTMENT TRUST


/s/John R. Hebble
-----------------
John R. Hebble
Treasurer


/s/Caroline Pearson
-------------------
Caroline Pearson
Assistant Secretary

September 30, 1999




        Management Statement Regarding Compliance With Certain Provisions
                      of the Investment Company Act of 1940

We, as members of management of the Farmers Investment Trust (the "Trust", comprised of the Income Portfolio, Growth Portfolio, Balanced Portfolio, Income with Growth Portfolio, and the Growth with Income Portfolio, the "Portfolios") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2
(b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

We have performed an evaluation of the Portfolios' compliance with requirements of sub-sections (b) and (c) of Rule 17f-2 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2 (b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 30, 1999 and for the period from April 21, 1999 (date of last examination) through April 30, 1999. Based on this evaluation, we assert that the Portfolios were in compliance with the provisions of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC, which interpretation substitutes for compliance with Rule 17f-2(b) compliance with section 17(f) of the Investment Company Act of 1940 and Rule 17f-4 thereunder) as of April 30, 1999, and for the period from April 21, 1999 (date of last examination) through April 30, 1999 with respect to securities reflected in the investment accounts of the Portfolios.

Very truly yours,

FARMERS INVESTMENT TRUST


/s/John R. Hebble
-----------------
John R. Hebble
Treasurer


/s/Caroline Pearson
-------------------
Caroline Pearson
Assistant Secretary

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL                   GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58201/            UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
       -----------------------------------------------------------------------------------------------------------------------------
       Exact name of investment company as specified in registration statement:
3.     Farmers Balanced Portfolio  Class A
------------------------------------------------------------------------------------------------------------------------------------
        Address of principal executive office (number, street, city, state, zip code):
4.      Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL                   GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58202             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Balanced Portfolio  Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL                   GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58207             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
       Exact name of investment company as specified in registration statement:
3.     Farmers Growth with Income Portfolio  Class A
------------------------------------------------------------------------------------------------------------------------------------
        Address of principal executive office (number, street, city, state, zip code):
4.      Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL                   GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58210             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Growth with Income Portfolio  Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL                   GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58211             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Growth Portfolio  Class A
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.    State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL NONE              GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58212             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Growth Portfolio Class B
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL NONE              GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58204             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Income with Growth Portfolio Class A
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                    Date Examination completed:
       811-8606                                               April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL NONE              GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58214             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Income with Growth Portfolio Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                   Date Examination completed:
       811-8606                                              April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL NONE              GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58213             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Income Portfolio Class A
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION

                                                                                                    --------------------------------
                Washington, D.C. 20549                                                                         OMB APPROVAL
                                                                                                    --------------------------------
                                                                                                    OMB Number:  3235-0360
                     FORM N-17f-2                                                                   Expires
                                                                                                    Estimated average burden
 Certificate of Accounting of Securities and Similar                                                hours per response...0.05
            Investments in the Custody of                                                           --------------------------------
           Management Investment Companies


      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------ -----------------------------------------------------------------------
1.     Investment Company Act File Number:                    Date Examination completed:
       811-8606                                               April 21, 1999 and April 30, 1999
------------------------------------------------------------ -----------------------------------------------------------------------
2.     State identification Number:
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       AL NONE                AK NONE                  AZ NONE              AR NONE              CA NONE              CO NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       CT NONE                DE  NONE                 DC NONE              FL NONE              GA  NONE             HI   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       ID   NONE              IL   R9941795            IN  NONE             IA   NONE            KS NONE              KY  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       LA  NONE               ME NONE                  MD NONE              MA NONE              MI  NONE             MN  NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       MS  NONE               MO NONE                  MT NONE              NE  NONE             NV  NONE             NH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       NJ   NONE              NM  NONE                 NY  NONE             NC  NONE             ND  NONE             OH   NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       OK  NONE               OR   NONE                PA  NONE             RI   NONE            SC   NONE            SD    NONE
       ---------------------- ------------------------ -------------------- -------------------- -------------------- --------------
       TN  NONE               TX   C-58214             UT  NONE             VT  NONE             VA  NONE             WA  NONE
       ---------------------- ------------------------ -------------------- --------------------------------------------------------
       WV NONE                WI    NONE               WY NONE              Puerto Rico NONE
       -----------------------------------------------------------------------------------------------------------------------------
       Other (specify):
------------------------------------------------------------------------------------------------------------------------------------
3.     Exact name of investment company as specified in registration statement:
       Farmers Income Portfolio Class B
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4.     Address of principal executive office (number, street, city, state, zip code):
       Two International Place, Boston MA, 02110
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.




THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT